Access Plans USA, Inc. Receives Nasdaq Determination Letter

July 3, 2008 – Irving, Texas – Access Plans USA, Inc. (Nasdaq: AUSA), a nationwide distributor of health insurance and non-insurance healthcare programs that provide access to affordable healthcare for the growing number of uninsured and/or underinsured in the United States, announced Thursday that it received on June 30, 2008, a letter from The Nasdaq Stock Market indicating that, for the 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 minimum per share bid price required for continued inclusion on The Nasdaq Capital Market. The notification from Nasdaq has no effect on the listing of the Company’s common stock at this time.

In accordance with Marketplace Rule 4310(c)(8)(D), the Company has until December 29, 2008 to regain compliance. If, at anytime before December 29, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will have complied with the rule. However, Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period greater than 10 consecutive business days, but generally not more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term listing compliance. If the Company does not regain compliance by December 29, 2008, Nasdaq will notify the Company that its common stock will be delisted. At that time, the Company may appeal Nasdaq’s delisting determination to the Nasdaq Listing Qualifications Panel.

The Company intends to actively monitor the closing bid price for its common stock between now and December 29, 2008, and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.

About Access Plans USA
Access Plans USA provides access to affordable healthcare to individuals and families.  Our health insurance products and our non-insurance healthcare discount programs are designed as affordable solutions for the growing number of uninsured and underinsured seeking a way to address rising healthcare costs. We also offer third party claims administration, provider network management, and utilization management services to employers and groups that choose to utilize partially self funded strategies to finance their benefit programs. We are committed to assuring that our clients have access to the healthcare that they need at prices they can afford. For more information on Access Plans USA, Inc. please visit www.accessplansusa.com.

Disclaimer
Certain statements included in this news release constitute “forward-looking statements”
within the meaning of Section 27A of the Securities Act of 1933, as amended and Section
21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, and by discussions of strategies that involve risks and uncertainties.
Access Plans USA, Inc. actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and each of the Quarterly Reports on Form 10-Q filed since such date. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:	Nancy Zalud VP-Communications 972-915-3218